-----------------------                              ---------------------------
        FORM 4                                       OMB APPROVAL
-----------------------                              ---------------------------
[_]  Check this box if no                            OMB Number:  3525-0287
     longer subject to                               Expires: September 30, 1998
     Section 16. Form 4                              Estimated average burden
     or Form 5 obligations                           hours per response:..0.5
     may continue. See                               ---------------------------
     Instruction 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

     Folz                           Jeanine             Marie

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   (Last)                           (First)             (Middle)

80 Hunting Ridge Road
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                                    (Street)

Stanford                               CT                  06903
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Warrantech Corporation - WTEC

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year

9/10/02

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                          Vice President of Insurance

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
1.                                    Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
Title of Security                     Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
(Instr. 3)                            (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
                                      Year)          Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                         26,300          D
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Common Stock                                                                                         1,042           I    By 401(k)
                                                                                                                           plan (1)
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Common Stock                             09/06/02                      25,242      A       $.98     26,284           I    By 401(k)
                                                                                                                           plan (2)
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Common Stock                             09/09/02                       6,390      A      $1.05     32,674           I    By 401(k)
                                                                                                                           plan (2)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

                            (Print or Type Responses)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                   2.                                                                                      Deriv-    of
                   Conver-                    5.                                7.                         ative     Deriv-   11.
                   sion                       Number of                         Title and Amount           Secur-    ative    Nature
                   or                         Derivative      6.                of Underlying     8.       ities     Secur-   of
                   Exer-             4.       Securities      Date              Securities        Price    Bene-     ity:     In-
                   cise     3.       Trans-   Acquired (A)    Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price    Trans-   action   or Disposed     Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of       action   Code     of(D)           (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     (Instr.  (Instr. 3,      ----------------            of      Secur-   of        direct   Owner-
Derivative         ative    (Month/  8)       4 and 5)        Date     Expira-            Number  ity      Month     (I)      ship
Security           Secur-   Day/     ------   ------------    Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr
(Instr. 3)         ity      Year)    Code V    (A)      (D)   cisable  Date     Title     Shares  5)       4)        4)       4)
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

Option to purchase $1.3125   4/5/00            3,167(3)       4/5/01   4/4/10   Common     3,167            0(3)         D
stock                                                                           Stock
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Option to purchase $1.3125   4/5/00            3,167          4/5/01   4/4/10   Common     3,167            3,167        D
stock                                                                           Stock
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Option to purchase $1.3125   4/5/00            6,333          4/5/02   4/4/10   Common     6,333            6,333        D      --
stock                                                                           Stock
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Option to purchase $1.3125   4/5/00            6,333          4/5/03   4/4/10   Common     6,333            6,333        D
stock                                                                           Stock
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Option to purchase   $0.42   6/20/02          23,167          4/1/03   6/19/12  Common    23,810           23,810        D
stock                                                                           Stock
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Option to purchase   $0.42   6/20/02          35,714          4/1/04   6/19/12  Common    35,714           35,714        D
stock                                                                           Stock
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Option to purchase   $0.42   6/20/02          59,524          4/1/05   6/19/12  Common    59,524           59,524        D
stock                                                                           Stock
===================================================================================================================================

Explanation of Responses:

(1) Based on plan statement as of March 31, 2002.
(2) Reporting Person directed purchase with Reporting Person's funds.
(3) Options cancelled.



           /s/ Jeanine Folz                                September 10, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities owned directly or indirectly.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
             If space provided is insufficient, See Instruction 6 for procedure.